Contact:	John D. Liu,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS RECORD QUARTERLY AND ANNUAL
REVENUE; DIVIDEND INCREASED 25%

NEW YORK, January 27, 2005 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $151.9 million and pro forma net income of $34.3 million for the year ended December 31, 2004. Pro forma diluted earnings per share were $1.19 for the year ended December 31, 2004.

The Firm’s 2004 revenues compare with revenues of $126.7 million for 2003, which represents an increase of $25.2 million or 20%. The Firm’s 2004 pro forma net income compares with pro forma net income of $29.4 million for the year ended December 31, 2003, representing an increase of 17%.

We believe that the pro forma results more accurately depict our results as a public company and will provide the most meaningful basis for comparison among present, historical and future periods. Prior to our initial public offering we operated as a limited liability company and our earnings did not fully reflect either the compensation expense we pay our managing directors or the taxes that we pay as a corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest before our initial public offering. Our pro forma results increase compensation expense and tax expense to amounts we expect we would have incurred had we been a public corporation during all of the reported periods and eliminate minority interest. Actual net income for the year ended 2004 was $38.3 million, and actual diluted earnings per share were $1.33. Actual net income for the year ended 2003 was $45.4 million, and actual net income in the fourth quarter of 2003 was $8.4 million.

The Firm’s fourth quarter revenues were $50.9 million, which compare with revenues of $39.6 million for the fourth quarter of 2003, representing an increase of $11.3 million or 29%. The Firm’s fourth quarter net income was $11.8 million, which compares with pro forma net income of $9.2 million in the fourth quarter of 2003, representing an increase of $2.6 million or 28%. Diluted earnings per share for the fourth quarter of 2004 was $0.38. This compares against pro forma diluted earnings per share of $0.37 for the fourth quarter of 2003 (which is based upon the 25.0 million shares outstanding immediately prior to the initial public offering).

The Firm’s quarterly revenues can fluctuate materially depending on the number and size of completed transactions on which it advised, as well as other factors. Accordingly, the revenues in any particular quarter may not be indicative of future results.

Annual Business Highlights

  Achieved record annual revenues in 2004, up 20% over 2003, the largest annual increase since 2000
  Achieved record quarterly revenues in fourth quarter of 2004, up 29% over the fourth quarter of 2003
  Successfully recruited four new Managing Directors and two new Senior Advisors in 2004, which brings our total Managing Director count to 25, more than half of whom have been with the Firm at least 5 years
  Continued our strategy of building industry expertise in the US and Europe by recruiting expertise in Chemicals, Energy, Food, Forest Products and Media.
  Generated significant income from merchant banking and continued to grow our portfolio of investments
  Successfully completed our initial public offering, which enhanced our brand name and profile among both potential clients and recruits

Based upon our history of consistently strong profit margins and cash flow generation, the Firm has increased its quarterly dividend from $0.08 to $0.10 per share.

“With a third consecutive year of significant revenue growth, we have demonstrated our scalability and our ability to achieve consistent growth throughout the economic cycle. Going forward, we believe our business philosophy of unconflicted, trusted advice will become increasingly appealing to senior executives, and will position us to capitalize on increased M&A transaction activity,” Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following table provides a breakdown of total revenues by source for the three-month period and year ended December 31, 2004 and December 31, 2003, respectively:

                                                                   Three Months Ended
                                                          --------------------------------------
                                                          December 31, 2004   December 31, 2003
                                                          ------------------  ------------------
                                                          Amount  % of Total  Amount  % of Total
                                                          ------  ----------  ------  ----------
                                                                (in millions, unaudited)
Financial Advisory...................................     $ 46.3       91%    $ 38.2       96%
Merchant Banking Fund Management & Other.............        4.6        9%       1.4        4%
Total Revenues.......................................     $ 50.9      100%    $ 39.6      100%

                                                                        Year Ended
                                                          --------------------------------------
                                                          December 31, 2004   December 31, 2003
                                                          ------------------  ------------------
                                                          Amount  % of Total  Amount  % of Total
                                                          ------  ----------  ------  ----------
                                                                (in millions, unaudited)
Financial Advisory...................................     $130.9       86%    $121.3       96%
Merchant Banking Fund Management & Other.............       21.0       14%       5.4        4%
Total Revenues.......................................     $151.9      100%    $126.7      100%

Financial Advisory Revenues

Fourth Quarter

Financial Advisory Revenues were $46.3 million in the fourth quarter of 2004 compared to $38.2 million in the fourth quarter of 2003, which represents an increase of 21%.

Completed assignments in the fourth quarter of 2004 included: the sale of Malmberg Investments B.V. to SanomaWSOY; the sale by Ingersoll-Rand Company Ltd., of its Dresser-Rand business unit to First Reserve; the sale of Schwab Soundview Capital Markets to UBS; the sale by Akzo Nobel N.V. of its coating resins activities to Nuplex Industries Ltd.; the sale by Akzo Nobel N.V. of its Ultra Violet/Electronic Beam (UV/EB) business to Cray Valley S.A.; the sale of Warner-Chilcott to Waren Acquisition Ltd., which is a private equity buyout group led by JP Morgan Chase and CS First Boston; and the acquisition of the propane operations of Star Gas Partners, L.P. by Inergy, L.P.

Full Year

Financial Advisory Revenues were $130.9 million in the year ended December 31, 2004 compared to $121.3 million in the year ended December 31, 2003, which represents an increase of 8%. At the same time, worldwide completed M&A volume for all corporations increased by 26%, from $1,207 billion in 2003 to $1,520 billion1 in 2004, and aggregate advisory revenue reported by four leading investment banks that publicly disclose their advisory fee revenue increased by 50% from $2.8 billion in 2003 to $4.2 billion2 in 2004. From a longer term perspective, our 2004 Financial Advisory Revenues were 54% higher than in 1999, while the aggregate advisory revenue reported by those four leading firms was 29% lower than in 1999.

___________________________________
1 Source: Thomson Financial
2 Data for three of the four investment banks reflect November fiscal year ends.

The increase in our Financial Advisory revenues in the fourth quarter and the full year 2004 reflected our continued business development efforts and the recovery in M&A volume. As expected, the volume of financial-distress related business declined in 2004, partially offsetting the increase in traditional M&A activity.

“We are pleased that in 2004 the decline in restructuring – related advisory activity was more than offset by an increase in traditional M&A activity, demonstrating the balance of our advisory business,” Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

We earned advisory revenue from 47 different clients in 2004, compared to 39 in 2003; 32 of those clients had not produced any 2003 revenue. We earned $1 million or more from 25 of those clients in 2004, compared to 31 in 2003. The ten largest fee-paying clients constituted 53% of our total revenue, and only one of those clients had in any prior year been among our ten largest fee-paying clients. We had one client that constituted approximately 10% of total revenue in 2004.

Revenue by Source

                                                                  For the Year Ended December 31,
                                                    --------------------------------------------------------
                                                       2004        2003        2002         2001        2000
                                                       ----        ----        ----         ----        ----
Financial Advisory                                  $ 130.9     $ 121.3     $ 107.4      $  95.3      $ 107.0
Merchant Banking Fund Management & Other               21.0         5.4         5.2          4.7          4.5
                                                    -------     -------     -------      -------      -------
Total Revenue                                       $ 151.9     $ 126.7     $ 112.6      $ 100.0      $ 111.5

Financial Advisory Revenue by Client Location

                                                                  For the Year Ended December 31,
                                                    --------------------------------------------------------
                                                       2004        2003        2002         2001        2000
                                                       ----        ----        ----         ----        ----
United States                                          54.5%       47.8%       61.2%        41.4%       34.7%
Europe                                                 42.7%       44.0%       31.2%        52.7%       62.0%
Latin America & Other                                   2.8%        8.2%        7.6%         5.9%        3.3%

Financial Advisory Revenue by Industry

                                                                  For the Year Ended December 31,
                                                    --------------------------------------------------------
                                                       2004        2003        2002         2001        2000
                                                       ----        ----        ----         ----        ----
Communications & Media                                 29.4%       24.1%       26.1%        20.4%       45.5%
Consumer Goods & Retail                                24.8%       26.1%       15.4%        34.1%        7.4%
Financial Services                                     17.3%       15.0%       12.8%        11.2%       21.7%
Technology                                              0.5%        7.1%        6.6%        11.2%       12.2%
Energy & Utilities                                      9.7%        9.3%        6.1%         0.8%        3.0%
Lodging & Leisure                                       3.7%        0.6%        2.5%         5.4%        3.1%
General Industrial & Other                             14.6%       17.8%       30.5%        16.9%        7.1%

“We continue to enjoy significant diversity of revenues by client, industry, geography, and transaction type. More importantly, we continue to expand our client base through both recruiting and new business development efforts,” Messrs. Bok and Borrows commented.

Merchant Banking & Interest Income

Fourth Quarter

The Firm earned $4.6 million in Merchant Banking & Interest Income in the fourth quarter of 2004 compared to $1.4 million in the fourth quarter of 2003, representing an increase of 229%. This increase is primarily due to unrealized principal investment gains in the Greenhill Capital Partners (GCP) portfolio as well as the recognition of profit overrides associated with gains in the GCP portfolio.

Full Year

In the year ended December 31, 2004, the Company earned $21.0 million in Merchant Banking & Interest Income compared to $5.4 million in the year ended December 31, 2003, an increase of 289%. In 2004, these revenues were principally comprised of asset management fees earned from Greenhill Capital Partners of $4.5 million, investment gains and profit overrides earned on investments made in Greenhill Capital Partners of $11.6 million and $4.1 million, respectively, and interest income of $0.8 million. In comparison, in 2003, the Merchant Banking & Interest Income revenues were principally comprised of asset management fees of $5.0 million and interest income of $0.4 million. The principal driver of growth in Merchant Banking & Interest Income revenues in 2004 were investment gains and profit overrides on investments made in Greenhill Capital Partners.

“Merchant banking has become a meaningful contributor to the Firm’s income, further enhancing the diversity of our revenues,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

The following table sets forth information relating to our actual and pro forma operating expenses, which are reported net of reimbursements:

                                                            Three Months                 Year Ended
                                                         Ended December 31,             December 31,
                                                         ------------------          ------------------
                                                         2004          2003          2004          2003
                                                         ----          ----          ----          ----
                                                                    (in millions, unaudited)
Actual Compensation & Benefit Expense...........       $ 22.4        $  9.3        $ 61.4        $ 27.1
   % of Revenues................................          44%           23%           40%           21%
Pro Forma Compensation & Benefit Expense(a).....         22.4          17.8          67.7          57.0
   % of Revenues................................          44%           45%           45%           45%

Non-Compensation Expense:
   Other Operating Expenses.....................          8.2           4.9          23.4          15.5
   Depreciation & Amortization..................          1.0           1.0           3.5           3.4
                                                       ------        ------        ------        ------
Total Non-Compensation Expense..................          9.2           5.9          26.9          18.9
   % of Revenues................................          18%           15%           18%           15%

Total Actual Operating Expense..................         31.6          15.2          88.3          46.0
   % of Revenues................................          62%           38%           58%           36%
Total Pro Forma Operating Expense (a)...........         31.6          23.7          94.6          75.9
   % of Revenues................................          62%           60%           62%           60%

(a)	For the three-month periods ended December 31, 2004, we operated as a public company for the entire period. The amount for the three months ended December 31, 2004 reflects actual expenses; the amounts for the three months ended December 31, 2003 and the years ended December 31, 2004 and 2003 reflect pro forma expenses.

Compensation and Benefits

Fourth Quarter

Our Total Compensation and Benefits Expense in the fourth quarter of 2004 was $22.4 million and reflects a 44% ratio of compensation to revenues, which is consistent with the compensation ratio of approximately 45% that we targeted for 2004 since the completion of our IPO in May. One factor in determining compensation expense was the accounting impact of the introduction into our compensation packages of equity-related compensation in the form of restricted stock units.

Our Total Compensation and Benefits Expense in the fourth quarter of 2004 compares against $17.8 million of Total Compensation and Benefits Expense on a pro forma basis for the fourth quarter of 2003. This represents an increase of 26%, and is principally related to the increase in revenues in the period. Our actual Compensation and Benefits expense in the fourth quarter of 2003 was $9.3 million.

The principal component of our operating expenses is compensation and benefits expense. Because we were a limited liability company prior to our initial public offering, payments for services rendered by our managing directors generally were accounted for as distributions of members’ capital or minority interest expense rather than as compensation expense. As a result, our pre-initial public offering compensation and benefits expense did not reflect a large portion of payments for services rendered by our managing directors and understates the expected operating costs to be incurred as a public company. As a corporation, we include all payments for services rendered by our managing directors in compensation and benefits expense.

Full Year

Our pro forma Total Compensation and Benefits Expense for the year ended December 31, 2004 was $67.7 million, which reflects a 45% compensation ratio for the year. This compares against $57.0 million of pro forma Total Compensation and Benefits Expense for the year ended December 31, 2003. This represents an increase of 19%, and is related to the increase in revenues for the period.

Our actual compensation and benefits expense for the years ended December 31, 2004 and December 31, 2003 were $61.4 million and $27.1 million, respectively.

Non-Compensation Expense

Fourth Quarter

Our non-compensation expenses were $9.2 million in the fourth quarter of 2004, which compares to $5.9 million in the fourth quarter of 2003, representing an increase of 56%. The increase is related to expenses associated with operating as a public entity of $0.6 million, offset partially by lower other professional fees of $0.3 million and lower other operating expenses of $0.2 million. Non-US operating costs increased approximately $0.2 million due to the decline in the value of the US dollar. In addition, there was a transaction-specific consultancy expense of $2.6 million in conjunction with a client engagement, and a reserve of $0.4 million for accounts receivable.

As a result, non-compensation expense as a percentage of revenue in the three months ended December 31, 2004 was 18%. This compares to 15% for the three months ended December 31, 2003. The increase in these expenses as a percentage of revenue is principally related to the transaction-specific consultancy expense as well as increases in reserve for accounts receivable and the costs of being a public company.

Full Year

For the year ended December 31, 2004, our non-compensation expenses were $26.9 million, which compared to $18.9 million for the year ended December 31, 2003, representing an increase of 42%.

Non-compensation expense as a percentage of revenue in the year ended December 31, 2004 was 18%. This compares to 15% for the year ended December 31, 2003. The increase in these expenses as a percentage of revenue is principally related to increases in rent from new office space, increases in recruiting efforts, the costs of being a public company and the transaction-specific consultancy expense.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

Fourth Quarter

The Provision for Taxes in the fourth quarter of 2004 was $7.5 million, which reflects a 39% effective tax rate. This compares to a pro forma Provision for Taxes in the fourth quarter of 2003 of $6.7 million based on an assumed tax rate of 42%. Actual taxes for the fourth quarter of 2003 were $1.2 million. The decrease in the effective tax rate in the fourth quarter of 2004 as compared to the same period in the prior year is due to greater 2004 foreign source earnings and investment income, which have relatively lower tax rates than U.S. advisory income.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

As a limited liability company, the Firm was not subject to U.S. federal or state income taxes and its U.K. controlled affiliate Greenhill & Co. International LLP, as a limited liability partnership, was generally not subject to U.K. income taxes. As of completion of our IPO in May 2004, we are subject to federal, foreign and state corporate income taxes.

Full Year

For the year ended December 31, 2004, our pro forma Provision for Taxes was $22.9 million, or a rate of 40%. The pro forma provision for income taxes for the year ended December 31, 2004 includes assumed federal, foreign, state and local income taxes as if we were a C Corporation for the period January 1, 2004 to the date of the public offering at an assumed effective rate of 42% combined with the actual tax provision for the period after the public offering. For the year ended December 31, 2003, the pro forma provision for taxes of $21.3 million reflected an assumed tax rate of 42%. The decrease in the pro forma effective tax rate in 2004 results principally from an increase in investment earnings, which are taxed at lower rates. Actual tax expense for the year ended December 31, 2004 and 2003 were $18.7 million and $3.0 million, respectively.

Liquidity and Capital Resources

Our cash balance was $113.2 million as of December 31, 2004, and we have no debt. Our shareholders’ equity as of December 31, 2004 was $127.2 million.

We had total commitments (not reflected on our balance sheet) relating to future principal investments in Greenhill Capital Partners of $16.4 million as of December 31, 2004. Further capital calls may be made at any time through June 2005, depending on the timing and level of investments by Greenhill Capital Partners, although we do not expect these commitments to be drawn in full.

The Firm repurchased 9,346 shares of its common stock at an average price of $22.68 during the fourth quarter of 2004. The Board of Directors of Greenhill & Co., Inc. has authorized the additional repurchase of up to $9.8 million of common stock.

At December 31, 2004, the Firm’s employees numbered 127 globally.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on March 15, 2005 to common stockholders of record on February 15, 2005.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London and Frankfurt.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Registration Statement on Form S-1 (Commission file number 333-113526) under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

                                                     For the Three Months Ended           For the Year Ended
                                                            December 31,                      December 31,
                                                  --------------------------------  --------------------------------
                                                        2004             2003             2004             2003
                                                  ---------------  ---------------  ---------------  ---------------
Revenues
Financial advisory fees                           $    46,292,049  $    38,220,175  $   130,906,471  $   121,334,310
Merchant banking revenue                                4,307,398        1,256,182       20,188,544        4,949,617
Interest income                                           336,634          130,418          758,281          395,299
                                                  ---------------  ---------------  ---------------  ---------------
   Total Revenues                                      50,936,081       39,606,775      151,853,296      126,679,226

Expenses
Employee compensation and benefits                     22,412,808        9,259,200       61,446,527       27,093,784
Occupancy and equipment rental                          1,394,330        1,263,863        5,615,802        4,424,616
Depreciation and amortization                             966,927          974,285        3,467,745        3,419,394
Information services                                      798,474          612,723        2,920,466        2,609,188
Professional fees                                       3,069,970          781,204        4,527,719        2,119,590
Travel related expenses                                 1,033,192          875,185        4,085,453        3,122,068
Other operating expenses                                1,921,243        1,371,847        6,281,394        3,229,963
                                                  ---------------  ---------------  ---------------  ---------------
   Total Expenses                                      31,596,944       15,138,307       88,345,106       46,018,603

   Income before Tax and Minority Interest             19,339,137       24,468,468       63,508,190       80,660,623

Minority interest in net income of subsidiary                   -       14,886,857        6,487,050       32,223,453
                                                  ---------------  ---------------  ---------------  ---------------

   Income before Tax                                   19,339,317        9,581,611       57,021,140       48,437,170

Provision for taxes                                     7,542,263        1,170,865       18,705,313        3,036,677
                                                  ---------------  ---------------  ---------------  ---------------

   Net Income                                     $    11,796,874  $     8,410,746  $    38,315,827  $    45,400,493
                                                  ===============  ===============  ===============  ===============

Average common shares outstanding:
    Basic                                              30,898,271              n/a       28,780,383              n/a
    Diluted                                            30,956,653              n/a       28,788,798              n/a
Earnings per share
    Basic                                         $          0.38              n/a  $          1.33              n/a
    Diluted                                       $          0.38              n/a  $          1.33              n/a

Pro forma average shares outstanding (see
   notes a and e):
    Basic                                              30,898,271       25,000,000       28,780,383       25,000,000
    Diluted                                            30,956,653       25,000,000       28,788,798       25,000,000
Pro forma earnings per share (see note a):
    Basic                                         $          0.38  $          0.37  $          1.19  $          1.18
    Diluted                                       $          0.38  $          0.37  $          1.19  $          1.18

See notes to Pro Forma Condensed Consolidated Statement of Income.

Greenhill & Co., Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statements of Income (Unaudited)

                                                          For the Three Months          For the Year
                                                           Ended December 31,        Ended December 31,
                                                         ----------------------  ---------------------------
                                                          2004         2003          2004           2003
                                                         ---------  -----------  ------------   ------------
                                                   (a)    (actual)  (pro forma)   (pro forma)    (pro forma)
                                                               (in thousands, except per share data)

Total Revenues                                           $  50,936  $    39,607  $    151,853   $    126,679
Compensation and benefits                          (b)      22,413       17,823        67,680         57,006
Other expenses                                               9,184        5,879        26,898         18,924
                                                         ---------  -----------  ------------   ------------
Total expenses                                              31,597       23,702        94,578         75,930
                                                         ---------  -----------  ------------   ------------
Income before tax and minority interest                     19,339       15,905        57,275         50,749
Minority interest in net income of subsidiary      (c)           -            -             -              -
                                                         ---------  -----------  ------------   ------------
Income before tax                                           19,339       15,905        57,275         50,749
Tax expense                                        (d)       7,542        6,680        22,948         21,314
                                                         ---------  -----------  ------------   ------------
Net income                                               $  11,797  $     9,225  $     34,327   $     29,435
                                                         =========  ===========  ============   ============

Actual and pro forma average common shares
   outstanding:                                    (e)
   Basic                                                    30,898       25,000        28,780         25,000
   Diluted                                                  30,957       25,000        28,789         25,000
Actual and pro forma earnings per share:
   Basic                                                $    0.38  $       0.37  $       1.19   $       1.18
   Diluted                                              $    0.38  $       0.37  $       1.19   $       1.18

See notes to Pro Forma Condensed Consolidated Statement of Income.

Notes to the Pro Forma Condensed Consolidated Statement of Income

(a)	Prior to the initial public offering we were a limited liability company and our historical earnings did not fully reflect the compensation expense we expect to pay our managing directors or taxes that we expect to pay as a public corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest. We believe that the pro forma results, which increase compensation expense and tax expense to amounts we expect to pay as a corporation and eliminate the minority interest, more accurately depict our results as a public company. During the three months ended December 31, 2004, we operated as a public company for the entire period, and the amounts presented above reflect actual results of operations for that period. The amounts for the year ended December 31, 2004 include the pro forma results of operations as if the Firm operated as a public company during the period January 1, 2004 to the date of our public offering combined with the actual results of operations for the period after the public offering. The amounts for the three months and year ended December 31, 2003 reflect pro forma results of operations as if the initial public offering had occurred as of January 1, 2003.

(b)

Because the Firm had been a limited liability company prior to the IPO, payments for services rendered by managing directors generally had been accounted for as distributions of members’ capital rather than as compensation expense. As a corporation, the Firm includes all payments for services rendered by managing directors in compensation and benefits expense.

Compensation and benefits expense, reflecting the Firm’s conversion to corporate form, consists of cash compensation and non-cash compensation related to the restricted stock units awarded to employees at the time of the Firm’s initial public offering consummated on May 11, 2004, as well as any additional restricted stock units awarded in the future. It is the Firm’s policy that total compensation and benefits, including that payable to the managing directors, will not exceed 50% of total revenues each year (although the Firm retains the ability to change this policy in the future). An adjustment to increase compensation expense for the three months ended December 31, 2003 of $8.6 million has been made to record total compensation and benefits expense at 45% of total revenues. Adjustments to increase compensation expense for the year ended December 31, 2004 and 2003 of $6.2 million and $29.9 million, respectively, have been made to record total compensation and benefits expense at 45% of total revenues.

(c)	For the three months ended December 31, 2003, historical income before tax has been increased by $14.9 million to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International. For the year ended December 31, 2004 and 2003, historical income before tax has been increased by $6.5 million and $32.2 million, respectively, to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International.

(d)	As a limited liability company, the Firm was generally not subject to income taxes except in foreign and local jurisdictions. For the three month period ended December 31, 2004 the Firm operated as a C Corporation and was subject to federal, foreign, state and local income taxes and the actual tax provision is presented above. The pro forma provision for income taxes for the year ended December 31, 2004 includes assumed federal, foreign, state and local income taxes as if we were a C Corporation for the period January 1, 2004 to the date of the public offering at an assumed effective rate of 42% combined with the actual tax provision for the period after the public offering. For the three months and year ended December 31, 2003 adjustments of $5.5 million and $18.3 million, respectively were made to adjust the Firm’s effective tax rate to 42%, reflecting assumed federal, foreign, state and local income taxes as if we were a corporation on January 1, 2003.

(e)	For 2004 the actual and pro forma numbers of common shares outstanding give effect to (i) 25,000,000 shares issued in connection with the reorganization of the Firm in conjunction with the initial public offering as if it occurred on January 1, 2004,(ii) the weighted average of the 5,750,000 shares and the common stock equivalents issued in conjunction with and subsequent to the initial public offering and (iii) the 9,346 shares of Treasury stock purchased by the Firm. For 2003 the pro forma number of common shares outstanding gives effect to the shares issued in connection with the reorganization of the Firm as if it occurred on January 1, 2003.